EXHIBIT 99.1

News Release
TANGER REPORTS FIRST QUARTER 2015 RESULTS
Same Center Net Operating Income Increases 4.0%
Adjusted Funds From Operations Per Share Increases 11.1%
Greensboro, NC, April 28, 2015, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported adjusted funds from operations ("AFFO") available to common shareholders increased 11.1% to $0.50 per share, or $49.8 million for the three months ended March 31, 2015. AFFO for the three months ended March 31, 2014 was $0.45 per share, or $44.4 million. A reconciliation of funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, to AFFO is shown in the table below.

"We are off to a great start for 2015. AFFO of $0.50 per share for the quarter represents 11.1% growth over the first quarter of last year. First quarter same center net operating income also compared favorably to the prior year, up 4.0% within our consolidated portfolio," commented Steven B. Tanger, President & Chief Executive Officer. "In addition, our development plans are well underway, with the first of four new Tanger Outlet Centers planned for 2015 having opened earlier this month in the Savannah, Georgia market. Initial feedback from both retailers and shoppers has been extremely positive," he added.

	Three months ended
	March 31,
In thousands, except per share amounts:	2015	2014
FFO as reported	$49,771	$42,843
As adjusted for:
Acquisition costs	—	7
Abandoned pre-development costs	—	1,596
Impact of above adjustments to the allocation of earnings to participating securities	—	(33)
Adjusted FFO ("AFFO")	$49,771	$44,413
Diluted weighted average common shares	99,775	98,789
FFO per share	$0.50	$0.43
AFFO per share	$0.50	$0.45

Net income available to common shareholders for the three months ended March 31, 2015 was $34.1 million, or $0.36 per share, as compared to $14.2 million, or $0.15 per share, for the three months ended March 31, 2014. Net income available to common shareholders for three months ended March 31, 2015 was positively impacted by a $13.7 million gain on the sale of the company's 50% ownership interest in the Wisconsin Dells, Wisconsin joint venture.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
Highlights for the Quarter

•	Same center net operating income increased 4.0% during the quarter, marking the 41st consecutive quarter of same center net operating income growth

•	Blended increase in average base rental rates on space renewed and released throughout the consolidated portfolio of 24.1%, compared to 23.9% for the first quarter of 2014

•	Period-end consolidated portfolio occupancy rate of 96.7% at March 31, 2015

•	Average tenant sales for the consolidated portfolio increased 3% to $395 per square foot for the rolling twelve months ended March 31, 2015

•	Total market capitalization increased 2.4% to $5.0 billion as of March 31, 2015, compared to $4.9 billion as of March 31, 2014

•	Debt-to-total market capitalization ratio of 29% as of March 31, 2015

•	Interest coverage ratio of 4.35 times, compared to 3.76 for the three months ended March 31, 2014

•	Raised annual common share cash dividend by 18.8% in April 2015, marking the 22nd consecutive year of increased cash dividends

•	Announced a new joint venture development project and commenced construction of Tanger Outlets Southaven (Memphis) in January 2015

•	Closed on the sale of the company's 50% interest in an outlet center in Wisconsin Dells, Wisconsin in February 2015

Cash Dividend Increased
On April 1, 2015, Tanger announced that its Board of Directors approved an 18.8% increase in the annual cash dividend on its common shares to $1.14 per share from $0.96 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $0.285 per share for the first quarter ended March 31, 2015, which will be payable May 15, 2015 to holders of record on April 30, 2015. The company has paid cash dividends each quarter and has raised its dividend each year since becoming a public company in May 1993.

Core Portfolio Drives Operating Results
During the three months ended March 31, 2015, Tanger executed 252 leases totaling 1,138,000 square feet throughout its consolidated portfolio with a 24.1% increase in average base rental rates, compared to a 23.9% increase for the three months ended March 31, 2014. Lease renewals accounted for 869,000 square feet, which generated a 22.5% increase in average base rental rates. Leases renewed represent 56.1% of the space scheduled to expire in 2015, compared to a renewal rate of 51.4% as of March 31, 2014. Re-tenanted space accounted for the remaining 269,000 square feet, with an increase in average base rental rates of 28.8%.

During the first quarter of 2015, Tanger executed two magnet tenant leases that accounted for approximately 30,000 square feet, or 11% of the total space re-tenanted. The company entered into these leases in keeping with its ongoing strategy of continually upgrading its overall tenant mix in order to provide the consumer with an excellent shopping experience. Both tenant brands are recent additions to the Tanger portfolio. Off Broadway Shoes executed a lease for a store in our Atlantic City, New Jersey location and West Elm Outlet executed a lease for a store in our San Marcos, Texas location. Although management believes this strategy positions its portfolio for long-term growth, these two leases negatively impacted average re-tenanting spreads for the three months ended March 31, 2015. The remaining 239,000 square feet of space re-tenanted during the first quarter, excluding these two magnet tenant leases, generated a 33.6% increase in average base rental rates.

For the three months ended March 31, 2015, consolidated portfolio same center net operating income increased 4.0%, compared to 3.3% for the three months ended March 31, 2014. Consolidated portfolio average tenant sales for the twelve months ended March 31, 2015 increased approximately 3% to $395 per square foot.

As of March 31, 2015, the company's consolidated portfolio was 96.7% occupied, down slightly from 97.2% as of March 31, 2014, due primarily to bankruptcy-related store closings that occurred during the second half of 2014 and the first quarter of 2015. Bankruptcy-related store closings within the consolidated portfolio totaled approximately 104,000 square feet as of March 31, 2015, up from approximately 8,000 square feet as of March 31, 2014, providing Tanger an exceptional opportunity to upgrade its tenant mix and mark rents to market. As of March 31, 2015, the company had executed leases with new tenants for approximately 25,000 square feet, or 24% of this space, at a 30.0% increase in average base rental rates. Rent commencement for most of these leases is expected to occur late in the second quarter of 2015. In addition, approximately 22,000 square feet, or 21% of this space, was occupied by temporary tenants as of March 31, 2015.

Investment Activities Provide Potential Future Growth
The company expects to deliver 4 new Tanger Outlet Centers totaling 1,360,000 square feet during 2015, which would increase Tanger's total footprint by 10%. These projects represent a $381.8 million total investment, of which Tanger's net equity requirement is expected to be approximately $148.8 million. The balance is expected to be funded with a combination of equity contributions from the company's various joint venture partners and mortgage loan proceeds. Tanger's remaining equity contribution required to complete these projects was approximately $56.7 million as of March 31, 2015.
On April 16, 2015, Tanger and its joint venture partner opened the newest Tanger Outlet Center in the greater Savannah, Georgia market that welcomes 12 million visitors annually. Located on a highly visible site on I-95 at the Savannah/Hilton Head International Airport interchange, the 377,000 square foot property opened 95.4% leased. Tanger believes this location will provide marketing and management synergies with the company's other 7 outlet centers in South Carolina and Georgia, and will capitalize on the popularity of the Tanger Outlets brand in this region.
The grand opening of the next new Tanger Outlet Center, located at Foxwoods Resort Casino in Mashantucket, Connecticut, is scheduled for May 21, 2015. The 313,000 square foot center is suspended above ground to join the resort's two casino floors which, along with Foxwoods' other various on-site entertainment venues, attract millions of visitors each year.
Construction is underway for the other two new Tanger Outlet Centers that the company expects to open by the end of 2015. The targeted grand opening date for the company's 350,000 square foot project in Grand Rapids, Michigan is currently July 31, 2015. In January 2015, the Company and its joint venture partner commenced construction on a 320,000 square foot new Tanger Outlet Center located 4.5 miles south of Memphis, Tennessee in Southaven, Mississippi. The partners currently expect the center to be completed in time for a holiday 2015 opening.
Tanger and its joint venture partner are currently scheduled to close on the acquisition of land by April 29, 2015 and plan to start building imminently in the Columbus, Ohio market. The partners currently expect to complete construction in time to open the center during the second quarter of 2016.

Asset Recycling Activity Strengthens Portfolio & Generates Capital
On February 20, 2015, the company closed on the sale of its 50% ownership interest in the outlet center in Wisconsin Dells, Wisconsin to its joint venture partner. The privately negotiated transaction valued Tanger's interest at $27.7 million, consisting of $15.6 million in proceeds to Tanger and its $12.1 million share of the venture’s debt. The $27.7 million price agreed upon by the partners was based on 90% of the appraised value of the property as determined by a third party appraiser. Tanger recognized a gain on the transaction of $13.7 million.
In keeping with the company's ongoing practice of actively managing its assets, on April 1, 2015, the company entered into a letter of intent with a private buyer for the sale of the four Tanger Outlet Centers that are currently classified as rental properties held for sale. The buyer is currently conducting due diligence. Should the buyer choose to move forward, the transaction is currently expected to close in the third quarter of 2015, at which time Tanger intends to provide additional information. Unless and until the transaction closes, there can be no assurance that the buyer will move forward at the terms and on the time line proposed in the letter of intent.

Balance Sheet Summary
As of March 31, 2015, Tanger had a total market capitalization of approximately $5.0 billion including $1.5 billion of debt outstanding, equating to a 29% debt-to-total market capitalization ratio. The company had $115.7 million outstanding on its $520.0 million in available unsecured lines of credit as of March 31, 2015. For the three months ended March 31, 2015, Tanger maintained an interest coverage ratio of 4.35 times.

Tanger Expects Solid FFO Per Share Growth In 2015

Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio as of March 31, 2015, management currently believes its net income available to common shareholders and funds from operations for 2015 will be as follows:

For the year ended December 31, 2015:
	Low Range	High Range
Estimated diluted net income per share	$1.50	$1.56
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest
share and our share of unconsolidated joint ventures,
and gains on sale of real estate and interests in unconsolidated entities	0.59	0.59
Estimated diluted FFO per share	$2.09	$2.15

The company's earnings estimates for the year ended December 31, 2015 reflect a projected increase in same-center net operating income of approximately 3.0% to 3.5%, and average general and administrative expense of approximately $11.5 million to $12.0 million per quarter.  Management's initial 2015 guidance included approximately $0.10 per share dilution related to the 2014 sale of the center in Lincoln City, Oregon, the sale of the company's 50% interest in its Wisconsin Dells joint venture, and the sale of three additional properties that were expected to, but did not, close on or before March 31, 2015. The company will not update guidance as it relates to asset sales until management has sufficient visibility regarding the outcome and impact of the potential sale of four assets that may close during the third quarter of 2015. The company's estimates do not include the impact of any potential refinancing transactions, the sale of any out parcels of land, any property acquisitions, or the sale of any additional properties.

First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Wednesday, April 29, 2015, at 10 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 34699253 to be connected to the Tanger Factory Outlet Centers First Quarter 2015 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link at www.tangeroutlet.com. A telephone replay of the call will be available from April 29, 2015 at 1:00 p.m. through May 13, 2015 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 34699253. An online archive of the broadcast will also be available through May 13, 2015.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT that, as of April 28, 2015, operates and owns, or has an ownership interest in, a portfolio of 45 upscale outlet shopping centers in 24 states coast to coast and in Canada, totaling approximately 14.1 million square feet leased to over 2,900 stores operated by more than 450 different brand name companies. With more than 30 years experience in the outlet industry and 3 additional centers currently under construction, Tanger Outlet Centers continue to attract more than 185 million shoppers annually. Tanger is headquartered in Greensboro, North Carolina. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2015. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income and FFO per share, same center net operating income, general and administrative expenses, and the dilutive impact from recent sales and expected sales of certain properties and equity interests in unconsolidated joint ventures; plans for new developments, expansions, and dispositions; the expected timing of the commencement of construction and the openings of the current and new developments; whether or not potential dispositions close, the timing of such closings, and the proceeds to the company; equity requirements to complete construction of new outlet centers; tenant demand for space; the renewal and re-tenanting of space and the expected timing of rent commencement for executed leases; tenant sales and sales trends; marketing and management synergies from having multiple outlet centers in South Carolina and Georgia as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2015	2014
REVENUES
Base rentals (a)	$67,629	$66,976
Percentage rentals	2,229	2,083
Expense reimbursements	33,364	31,542
Management, leasing and other services	1,283	566
Other income	1,421	1,615
Total revenues	105,926	102,782
EXPENSES
Property operating	37,732	36,027
General and administrative	11,305	10,722
Acquisition costs (b)	—	7
Abandoned pre-development costs (c)	—	1,596
Depreciation and amortization	23,989	26,063
Total expenses	73,026	74,415
Operating income	32,900	28,367

OTHER INCOME/(EXPENSE)
Interest expense	(13,089)	(14,920)
Gain on sale of assets and interests in unconsolidated entities	13,726	—
Interest and other income	306	60
Income before equity in earnings of unconsolidated joint ventures	33,843	13,507
Equity in earnings of unconsolidated joint ventures	2,543	1,933
Net income	36,386	15,440
Noncontrolling interests in Operating Partnership	(1,855)	(803)
Noncontrolling interests in other consolidated partnerships	(19)	(21)
Net income attributable to Tanger Factory Outlet Centers, Inc.	34,512	14,616
Allocation of earnings to participating securities	(408)	(429)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$34,104	$14,187

Basic earnings per common share:
Net income	$0.36	$0.15

Diluted earnings per common share:
Net income	$0.36	$0.15

a.	Includes straight-line rent and market rent adjustments of $468 and $394 for the three months ended March 31, 2015 and 2014, respectively.

b.	Represents potential acquisition related expenses incurred during the periods presented.

c.	Represents costs related to pre-development projects no longer considered probable.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Rental property
Land	$217,994	$217,994
Buildings, improvements and fixtures	1,950,092	1,947,083
Construction in progress	154,328	98,526
	2,322,414	2,263,603
Accumulated depreciation	(680,739)	(662,236)
Total rental property, net	1,641,675	1,601,367
Cash and cash equivalents	14,661	16,875
Rental property held for sale	46,530	46,005
Investments in unconsolidated joint ventures	205,083	208,050
Deferred lease costs and other intangibles, net	137,478	140,883
Deferred debt origination costs, net	11,606	12,126
Prepaids and other assets	71,924	72,354
Total assets	$2,128,957	$2,097,660

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $6,259 and $6,426, respectively)	$793,741	$793,574
Unsecured term loans (net of discount of $202 and $241, respectively)	267,298	267,259
Mortgages payable (including premiums of $2,838 and $3,031, respectively)	285,068	271,361
Unsecured lines of credit	115,700	111,000
Total debt	1,461,807	1,443,194
Accounts payable and accrued expenses	80,835	69,558
Deferred financing obligation	28,388	28,388
Other liabilities	31,076	32,634
Total liabilities	1,602,106	1,573,774
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 95,836,347 and 95,509,781 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	958	955
Paid in capital	794,652	791,566
Accumulated distributions in excess of net income	(270,124)	(281,679)
Accumulated other comprehensive loss	(25,755)	(14,023)
Equity attributable to Tanger Factory Outlet Centers, Inc.	499,731	496,819
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	26,481	26,417
Noncontrolling interests in other consolidated partnerships	639	650
Total equity	526,851	523,886
Total liabilities and equity	$2,128,957	$2,097,660

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended
	March 31,
	2015	2014
FUNDS FROM OPERATIONS (a)
Net income	$36,386	$15,440
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	23,637	25,702
Depreciation and amortization of real estate assets - unconsolidated joint ventures	4,076	2,605
Gain on sale of assets and interests in unconsolidated entities	(13,726)	—
Funds from operations (FFO)	50,373	43,747
FFO attributable to noncontrolling interests in other consolidated partnerships	(42)	(40)
Allocation of earnings to participating securities (b)	(560)	(864)
Funds from operations available to common shareholders	$49,771	$42,843
Funds from operations available to common shareholders per share - diluted	$0.50	$0.43

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	94,536	93,580
Effect of notional units	82	—
Effect of outstanding options and restricted common shares	79	69
Diluted weighted average common shares (for earnings per share computations)	94,697	93,649
Exchangeable operating partnership units (c)	5,078	5,140
Diluted weighted average common shares (for funds from operations per share computations)	99,775	98,789

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	11,345	11,537
Partially owned - unconsolidated	2,370	1,721

Outlet centers in operation at end of period -
Consolidated	36	37
Partially owned - unconsolidated	8	7

States operated in at end of period (d)	23	24
Occupancy at end of period (d)	96.7%	97.2%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
Notional units granted in 2010 were converted into 933,769 restricted common shares in January 2014 which vested on December 31, 2014. The restricted common shares were considered participating securities through the vesting date.

c.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

d.	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.